[GRAPHIC APPEARS HERE]


BURLINGTON INDUSTRIES, INC.                    Legal Department
                                               P.O. Box 21207
                                               Greensboro, North Carolina  27420


                                 August 19, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20005

                  Re:      Registration Statement on Form S-8
                           of Burlington Industries, Inc.
                           ----------------------------------

Dear Sir or Madam:

I am Associate General Counsel of Burlington Industries, Inc (the "Corporation"). In that capacity I have acted as counsel for the Corporation in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to 2,700,000 shares of the Corporation's Common Stock, $0.01 par value per share (the "Common Stock"), to be offered pursuant to Burlington Industries, Inc 1998 Equity Incentive Plan (the "Plan"). This opinion is being furnished to you as a supporting document for such Registration Statement.

I, or attorneys under my supervision, have examined such documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuiness of all signatures, the authenticity of all documents submitted to be as original documents and conformity to original documents of all documents submitted to me as certified or photostat copies.

On the basis of the foregoing, I am of the opinion that:

1. The Corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

Securities and Exchange Commission
August 19, 1999
Page Two


       2. Upon approval of the New York Stock Exchange listing application with respect to, and issuance and delivery of shares of Common Stock of the Company pursuant to the Plan, and upon payment to the Corporation of the option price for the Common Stock, such shares will be validly issued, fully paid and nonassessable.

I am qualified to practice law in the State of North Carolina. I do not express any opinion herein concerning the laws of any jurisdiction other than the laws of the State of North Carolina, the General Corporation Law of the State of Delaware and the federal laws of the United States of America as applied to public companies.

I hereby consent to the use of this opinion and my name in connection with the Registration Statement filed with the Securities and Exchange Commission to register the shares of Common Stock as aforesaid.

                                                Sincerely,


                                                /s/ Alice Washington Grogan
                                                ---------------------------
                                                Alice Washington Grogan
                                                Associate General Counsel

AWG:cm